Registration No. 333-
                                                       Rule 424(b)(3)


          SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED OCTOBER 23, 1997

                  MLCC MORTGAGE INVESTORS, INC., Transferor
           ML Revolving Home Equity Loan Asset Backed Certificates,
                     Series 1997-1, Investor Certificates

                       MERRILL LYNCH CREDIT CORPORATION
                                   Servicer


_____________________________________________________________________________

     On October 30, 1997, the ML Revolving Home Equity Loan Trust 1997-1 (the "Trust") issued the ML Revolving Home Equity Loan Asset Backed Certificates, Series 1997-1 (the "Certificates") in an original aggregate principal amount of approximately $363,791,000. Each Certificate represents an undivided interest in the Trust created pursuant to a Pooling and Servicing Agreement dated as of October 1, 1997 by and among MLCC Mortgage Investors, Inc., Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Equity Access Program--Delinquency and Loan Loss Experience" on page S-33 of the Prospectus Supplement are hereby updated, in their entirety, as follows:

                                  1997-1

                     MORTGAGE LOAN DELINQUENCY EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                             -------------------------------------------------------------------------
                                1992        1993         1994         1995          1996        1997
                             ----------  -----------  -----------  -----------   ----------  ----------
Number of Revolving
  Credit Line Loans
  Serviced  . . . . . . .        15,084      13,839        15,598       25,056       28,368      31,395
Aggregate Loan Balance
  of Revolving Credit
  Line Loans Serviced . .    $1,062,930  $1,037,427    $1,079,693   $1,293,483   $1,353,800  $1,387,217
Loan Balance of
  Revolving Credit Line
  Loans 2 Mos. Delinquent    $    3,717  $    5,161    $    5,358   $    8,447   $    8,292  $    5,450
Loan Balance of
  Revolving Credit Line
  Loans 3 Mos. or more
  Delinquent  . . . . . .    $   18,751  $   17,508    $   22,989   $   33,763   $   39,508   $  44,104
Total of 2 Months or
  more Delinquent as a
  Percentage of Aggregate
  Loan Balance of
  Revolving
  Credit Line Loans
  Serviced  . . . . . . .         2.11%       2.19%        2.63%        3.26%         3.53%       3.57%


                        MORTGAGE LOAN LOSS EXPERIENCE
                            (DOLLARS IN THOUSANDS)

                                                        As of December 31,
                             -------------------------------------------------------------------------
                                1992        1993         1994         1995          1996        1997
                             ----------  -----------  -----------  -----------   ----------  ----------
As of end of Period:
  Number of Revolving
  Credit Line Loans
Serviced  . . . . . . . .        15,084      13,839        15,598       25,056       28,368      31,395
Aggregate Loan Balance
  of Revolving Credit        $1,062,930  $1,037,427    $1,079,693   $1,293,483   $1,353,800  $1,387,217
  Line Loans Serviced . .
For the Period:
  Gross Charge Offs
    Dollars . . . . . . .    $    1,447  $    3,153    $    1,118   $    3,700   $    1,860  $    4,269
  Percentage(1) . . . . .         0.14%       0.30%        0.10%       0.29%       0.14%         0.31%

_________________
(1) As a percentage of aggregate balance of revolving credit line loans serviced.

     Additionally, the information contained in the table entitled "Trust Balances" under the heading "The Mortgage Loan Pool--The Mortgage Loans" on page S-26 of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Loan Balances of the Mortgage Loans:

                                  1997-1

           TRUST BALANCES OF MORTGAGE LOANS AS OF DECEMBER 31, 1997

      RANGE OF TRUST BALANCES               NUMBER OF              TRUST              % OF MORTGAGE
                                            MORTGAGE              BALANCE                LOANS BY
                                              LOANS                                   TRUST BALANCE
---------------------------------           ---------         ---------------         -------------
                                              9,378           $          0.00             0.00%
$    0.01-          4,999.99  . .             1,436              2,668,391.17             0.69
$    5,000.00-      9,999.99  . .               880              6,513,472.65             1.70
$    10,000.00-     14,999.99 . .               836             10,332,713.05             2.69
$    15,000.00-     19,999.99 . .               818             14,379,008.35             3.74
$    20,000.00-     24,999.99 . .               770             17,454,188.28             4.54
$    25,000.00-     29,999.99 . .               575             15,731,033.95             4.10
$    30,000.00-     34,999.99 . .               441             14,236,943.89             3.71
$    35,000.00-     39,999.99 . .               394             14,784,169.69             3.85
$    40,000.00-     44,999.99 . .               245             10,350,352.62             2.70
$    45,000.00-     49,999.99 . .               302             14,404,031.99             3.75
$    50,000.00-     54,999.99 . .               203             10,567,080.99             2.75
$    55,000.00-     59,999.99 . .               179             10,276,592.85             2.68
$    60,000.00-     64,999.99 . .               157              9,790,878.15             2.55
$    65,000.00-     69,999.99 . .               140              9,459,246.96             2.46
$    70,000.00-     74,999.99 . .               119              8,640,774.14             2.25
$    75,000.00-     99,9999.99  .               472             41,690,154.21            10.86
$    100,000.00-    149,999.99  .               388             46,694,057.34            12.16
$    150,000.00-    199,999.99  .               183             31,970,865.04             8.32
$    200,000.00-    249,999.99  .                71             15,758,891.97             4.10
$    250,000.00-    299,999.99  .                44             12,067,236.80             3.14
$    300,000.00-    349,999.99  .                35             11,364,870.86             2.96
$    350,000.00-    399,999.99  .                21              7,902,842.47             2.06
$    400,000.00-    449,999.99  .                10              4,283,475.29             1.12
$    450,000.00-    499,999.99  .                 6              2,803,527.42             0.73
$    500,000.00-    549,999.99  .                13              6,730,479.63             1.75
$    550,000.00-    599,999.99  .                13              7,448,575.12             1.94
$    600,000.00-    649,999.99  .                 7              4,394,419.29             1.14
$    650,000.00-    699,999.99  .                 2              1,305,000.00             0.34
$    700,000.00-    749,999.99  .                 4              2,873,563.22             0.75
$    750,000.00-    799,999.99  .                 1                772,859.43             0.20
$    800,000.00-    849,999.99  .                 1                800,000.00             0.21
$    900,000.00-    949,999.99  .                 2              1,840,627.59             0.48
$    950,000.00-    999,999.99  .                 4              3,965,265.74             1.03
$    1,000,000.00-  1,099,999.99                  4              4,027,864.73             1.05
$    1,200,000.00-  1,299,999.99                  1              1,266,649.30             0.33
$    1,500,000.00-  1,599,999.99                  1              1,507,466.18             0.39
$    2,900,000.00-  2,999,999.99                  1              2,999,128.80             0.78
---------------------------------------------------------------------------------------------------
               Totals . . . . . .            18,157           $384,056,699.16           100.00%
                                            =========         ===============         =============

                             ____________________

               The date of this Supplement is April 13, 1998.